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Investors:
Tim Dolan
617-956-6727
Gregg Waldon
Chief Financial Officer
612-851-1805
Media:
Susan Eich
612-851-6205
SOFTBRANDS ANNOUNCES FIRST QUARTER FISCAL 2007 RESULTS;
Company Posts Operating Income of $1.4 Million
MINNEAPOLIS— Feb. 13, 2007 — SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced its financial results for first quarter fiscal 2007.
Revenues for the first quarter ended Dec. 31, 2006 were $25 million, compared with revenues of $16.7 million in first quarter fiscal 2006, due to the inclusion of and strong growth associated with HIS, which was acquired in Aug. 2006. License revenue in first quarter fiscal 2007 more than doubled compared with the prior year quarter, representing 22 percent of revenue compared with 14 percent of revenue in the prior year quarter. Maintenance revenue accounted for 55 percent of total revenues in the current quarter, a decline from 63 percent of revenues in the prior year quarter due to the growth in license revenue.
SoftBrands reported operating income of $1.4 million in the first quarter, compared with an operating loss of $0.8 million in the first quarter of fiscal 2006. The company reported net income available to common shareholders of $0.01 million, or $0.00 per diluted share, for first quarter fiscal 2007, compared with a loss of $0.5 million, or a loss of $0.01 per diluted share, for the prior year’s quarter.
“We are pleased with our performance in the first quarter, which was ahead of expectations from a revenue and profitability perspective,” said Randy Tofteland, SoftBrands president and chief executive officer. “Our manufacturing business delivered solid results in the first quarter, and the integration of HIS into SoftBrands’ operations is nearly complete. From an overall perspective, our combined businesses made progress against our strategic initiatives that was in-line with our expectations, with upside to our results driven primarily by a seven figure transaction in our hospitality business.”

“In manufacturing we are making good progress executing our SAP-focused business strategy, as we further develop our worldwide channel partner network and pursue large SAP accounts,” said Tofteland. “After going into production with our first Global 500 SAP customer, our credibility and pipeline of opportunities is growing with large-scale manufacturers that are looking for an SAP-centric solution in their dispersed manufacturing plants.”
“While the large hospitality transaction in the first quarter sets up a challenging sequential comparison in the second quarter, we are increasingly optimistic about our outlook due to our high degree of confidence in both our business units. From a full-year perspective, we remain on track with our plans to deliver over $100 million in revenue and an operating margin in the range of 1 to 3 percent on a GAAP-basis, which includes an impact of approximately 5 percentage points associated with non-cash stock-based compensation expense and amortization of intangible assets,” said Tofteland.
Highlights of the first quarter and other recent developments include:
•	Receiving approval by the U.S. Navy Command Naval Installations Command to proceed with the deployment of SoftBrands’ Core central reservation system, Reservation Portal and Management Console along with a global upgrade to Epitome.NET property management system. The implementation of this integrated enterprise solution is currently in progress throughout the Navy Gateway Inns & Suites around the world, representing a multi-million-dollar contract.

•	Entering into a business partnership with Jumeirah, the Dubai-based luxury hospitality group and member of Dubai Holding, to install SoftBrands’ core Central Reservation System, epitome Business Intelligence and epitome Property Management System in its properties in Dubai and around the world.

•	Signing a major contract with a hotel group in Germany, an important new hospitality market for the company.

•	Increasing the number of channel partners in manufacturing to 75 partners worldwide, including 11 partners in China.

•	Signing our first contract in conjunction with SoftBrands partner IMG, implementing Fourth Shift Edition at a U.S. specialty food manufacturer.

•	Signing a contract with Chinese semiconductor equipment manufacturer Xena Technologies for Fourth Shift Edition. Since its introduction in China in September 2006, the SoftBrands China team has signed 10 contracts with Fourth Shift Edition for SAP Business One customers.
In the company’s manufacturing business, first quarter fiscal 2007 revenues were $12.7 million, consistent with the fiscal 2006 period. First quarter operating income in manufacturing was $1.2 million, compared with $0.7 million in the prior year’s first quarter, driven by gross margin expansion and lower development and general and administrative costs.

In the company’s hospitality business, first quarter fiscal 2007 revenues were $12.3 million, a significant increase from $4.1 million in the prior year’s quarter due to the inclusion of and strong results from the acquired HIS business. In first quarter fiscal 2007 the company’s hospitality business posted operating income of $0.2 million, compared with an operating loss of $1.5 million in first quarter fiscal 2006, as a result of increased revenues and gross margin expansion.
From a geographic perspective, 62 percent of SoftBrands revenues were generated in the Americas in the quarter; 24 percent in the EMEA region; and 14 percent in the Asia Pacific region. This compares to 52 percent, 33 percent and 15 percent, respectively in the prior year’s quarter.
Cash and Liquidity
As of Dec. 31, 2006, SoftBrands had $12.8 million in cash and cash equivalents, compared with $14.5 million at Sept. 30, 2006.
Conference Call
SoftBrands will hold its first quarter earnings conference call at 5pm Eastern Time today, Feb. 13. Interested parties may also listen to the call by dialing 800-573-4752 or international 617-224-4324 (passcode: 70961096). A live webcast will also be available at SoftBrands’ website at www.softbrands.com. A replay will be available approximately one hour after the conference call concludes and will remain available through Feb. 20, 2007. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 63688494. The webcast will be archived on SoftBrands’ website for approximately one year.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of SoftBrands management and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in our filings with the SEC, including:
•	Our increasing dependence in our manufacturing segment upon our relationship with SAP;

•	Our ability to effectively integrate the HIS business into our hospitality operations;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to continue to generate maintenance and services revenue from older products that may be replaced by customers;

•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations; and

•	Our ability to successfully upgrade our financial systems.

About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 900 employees, is headquartered in Minneapolis, Minn. with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.
Tables follow

SoftBrands, Inc.
Consolidated Balance Sheets

	December 31,	September 30,
(In thousands, except share and per share data)	2006	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,837	$14,520
Accounts receivable, net	10,947	7,555
Prepaid expenses and other current assets	3,968	3,542

Total current assets	27,752	25,617

Furniture, fixtures and equipment, net	2,739	2,787
Restricted cash	76	73
Goodwill	34,466	35,021
Intangible assets, net	9,952	10,844
Other long-term assets	780	705

Total assets	$75,765	$75,047

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,378	$2,618
Accounts payable	1,999	2,110
Accrued expenses	7,219	6,870
Accrued restructuring costs	271	936
Deferred revenue	22,607	22,560
Other current liabilities	1,870	1,288

Total current liabilities	37,344	36,382

Long-term obligations	18,424	19,302
Other long-term liabilities	1,047	835

Total liabilities	56,815	56,519

Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 41,080,008 and 41,024,960 shares issued and outstanding, respectively	411	410
Additional paid-in capital	173,779	173,791
Accumulated other comprehensive loss	(1,740)	(1,670)
Accumulated deficit	(181,619)	(182,122)

Total stockholders’ equity	18,950	18,528

Total liabilities and stockholders’ equity	$75,765	$75,047

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,
(In thousands, except per share data)	2006	2005
	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$5,462	$2,357
Maintenance and support	13,758	10,505
Professional services	4,938	3,355
Third-party software and hardware	837	525

Total revenues	24,995	16,742

Cost of revenues:
Software licenses	1,007	983
Maintenance and support	3,906	3,248
Professional services	4,339	3,040
Third-party software and hardware	578	342

Total cost of revenues	9,830	7,613

Gross profit	15,165	9,129

Operating expenses:
Selling and marketing	5,212	2,788
Research and product development	3,322	2,439
General and administrative	5,189	4,723

Total operating expenses	13,723	9,950

Operating income (loss)	1,442	(821)
Interest expense	(472)	(4)
Other income, net	49	85

Income (loss) from continuing operations before provision for (benefit from) income taxes	1,019	(740)
Provision for (benefit from) income taxes	516	(87)

Income (loss) from continuing operations	503	(653)
Discontinued operations:
Income from discontinued operations, net of tax	—	426

Net income (loss)	503	(227)
Preferred stock dividends	(491)	(273)

Net income (loss) available to common shareholders	$12	$(500)

Basic and diluted earnings (loss) per common share:
Continuing operations	$0.00	$(0.02)
Discontinued operations	0.00	0.01

Net income (loss) available to common shareholders	$0.00	$(0.01)

Weighted-average common shares outstanding:
Basic	45,382	40,042

Diluted	47,499	40,042

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended December 31,
	2006		2005		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$12,721	$1,221	$12,680	$669	0.3%	82.5%
Hospitality	12,274	221	4,062	(1,490)	202.2%	114.8%

Total	$24,995	$1,442	$16,742	$(821)	49.3%	275.6%

Revenues by Segment and Type

	Three Months Ended December 31,
	2006			2005
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,449	$4,013	$5,462	$1,759	$598	$2,357
Maintenance and support	8,073	5,685	13,758	7,862	2,643	10,505
Professional services	2,991	1,947	4,938	2,790	565	3,355
Third-party software and hardware	208	629	837	269	256	525

Total	$12,721	$12,274	$24,995	$12,680	$4,062	$16,742

Revenues by Segment and Geography

	Three Months Ended December 31,
	2006			2005
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$7,192	$8,310	$15,502	$7,283	$1,414	$8,697
Europe, Middle East and Africa	3,694	2,391	6,085	3,558	1,923	5,481
Asia Pacific	1,835	1,573	3,408	1,839	725	2,564

Total	$12,721	$12,274	$24,995	$12,680	$4,062	$16,742